Exhibit 5.1

October 24, 2017

Winmark Corporation

605 Highway 169 North, Suite 400

Minneapolis, Minnesota 55441

Re:Opinion of Counsel as to Legality of 200,000 Shares of Common Stock

to be Registered under the Securities Act of 1933, as Amended

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which Winmark Corporation (the “Company”) is filing with the Securities and Exchange Commission to register an additional 200,000 shares of Common Stock, no par value, of the Company that may be issued under the Winmark Corporation 2010 Stock Option Plan (the “Plan”).

In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

Based on the foregoing, it is our opinion that, under the current laws of the State of Minnesota, the 200,000 shares of Common Stock of the Company proposed to be issued under the Plan will, when issued pursuant to the terms of the Plan, be legally issued, fully paid and non-assessable.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ LINDQUIST & VENNUM LLP